Exhibit 10.1

Crude Salt Field Acquisition Agreement

Transferor: State Operated Shouguang Qingshuibo Farm (Hereinafter referred to as Party A)

Registered Address: Yangkou Township, Shouguang City, Shandong Province, PRC

Legal Representative: Changjun Li

Business Registration Number: N/A

Transferee: Shouguang City Haoyuan Chemical Co., Ltd. (hereinafter referred to as Party B)

Registered Address: The South Side of Bamian Village, Wopu Township, Shouguang City, Shandong Province, PRC

Legal Representative: Ming Yang

Business Registration Number: 370783228069886

Whereas:

1.
In order to increase the Qingshuibo Farm crude salt Field utilization ratio by both parties A&B, to ensure the waste water generated from bromine extraction by Shouguang City Haoyuan Chemical Co., Ltd. is fully used.

2.
Based on the development principle for the North of Shouguang from Shouguang City Commission and Municipal Government, Party B has to increase capital investment, increase the crude salt field size and standards, and build a pilot area for co-production of bromine and crude salt.

Base on the above circumstances, based on the civil and relevant laws of People’s Republic of China , and the principle of honesty, equality and mutual benefit, common development, after a friendly consultation .both parties A&B agree to bear their respective rights and obligations to be undertaken, and to strictly perform this Crude Salt Field Acquisition Agreement (the “Agreement”) as follows:

Article 1                 Transfer Target

Party A shall transfer the 23,000-are crude salt field at Qingshuibo Farm (the “Property”) to Party B (a description of the area of the Property is attached). Party B has agreed to acquire the Property from Party A.

Article 2                 Transfer Price& Method of Payment

1.	Both parties to this Agreement agree that the price for transfer of the Property is RMB 73,000,000 (Seventy Three Million renminbi) (the “Purchase Price”).

2.
Method of Payment:  On the date this Agreement is signed by both parties, Party B shall Pay 50% of the Purchase Price, which is RMB 36,500,000 (Thirty-Six Million Five Hundred Thousand renminbi); then after the inspection and written acceptance of the Property by party B, Party B shall pay the other 50% of the Purchase Price within 3 days thereof, which is RMB36,500,000 (Thirty-six million Five Hundred Thousand).

Article 3                 Obligations of Party A

1.
In order to ensure party B’s continuous operation of the Property, Party A shall sign a 30 years land lease agreement for the Property with Party B within 15 business days after the signing date of this Agreement. The land leasing fee shall be RMB172,500 per year, which shall be paid annually no later than June 30th; and in the case of overdue payment, Party B shall pay to Party A a late payment penalty fee of 0.5‰ of RMB172,500 per day, up to a maximum of 30% of the annual land leasing fee.

2.
If the Property is required to be used for governmental purposes by the National planning or local municipality, based on the national relevant laws & regulations, Party A shall assist Party B to obtain compensation for the loss of the Property and any fixtures or facilities on the Property.

3.
When it is necessary , Party A shall assist Party B to coordinate the relationships with parties in the neighborhood of the Property, and maintain the Property’s normal crude salt production. Party B shall be subject to the management of Party A to maintain the Property.

4.
Party A has not established any form of security, nor any form of legal defect to the title of the Property, and guarantees that Party B  will, after receiving the transfer of the salt field, not experience any form of encumbrance or be faced with threat of barriers of a similar nature with respect to the Property.

Article 4                 Obligations of Party B

1.
Party B shall not transfer and sell the Property without permission by Party A; otherwise, it will be deemed a breach, in which case Party A has the right to terminate this agreement, and subject Party B to be liable, pursuant to relevant provisions.

2.	Party B shall pay the Purchase Price for the Property to Party A pursuant to Article 3 of this Agreement.

3.
Party B will, pursuant to this Agreement, be responsible for urging Party A to go through the formalities for, among others, filing an application for approval of the transfer of the Property and change of registration with the relevant industry and commerce administration.

Article 5                 Liability for Breach

If Party B fails to pay the Purchase Price to Party A for the transfer of the Property in a timely manner pursuant hereto, party B shall pay liquidated damages to Party A at the rate of 0.03% per day.

Article 6                 Dispute Resolution

Any dispute arising from or in connection with this Agreement shall be resolved by both parties amicably through consultation.. In the event of failure to resolve through consultation within 30 days, both parties have the right to file a suit with the people's court with jurisdiction over the place of signing of the Agreement.

Article 7                Any modification, alteration or supplement to this Agreement shall be subject to the written agreement reached by the Parties hereto after consultation, and shall become effective after being duly signed by both parties.

Article 8                This Agreement is made in duplicate, with each party holding one. This Agreement shall come into force after being signed and sealed by both parties.

Party A : State Operated Shouguang Qingshuibo Farm

Legal Representative:

By: /s/Changjun Li

Party B : Shouguang City Haoyuan Chemical Co., Ltd.

                                               Legal Representative: /seal/ Ming Yang

By: /s/Naihui Miao

                                                                    Date: December 30,2010

                                                                    Place of Signing: Shouguang